Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.001 par value per share (the “Common Stock”), of Motor Sport Country Club Holdings, Inc., a Nevada corporation, and that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

Each person on whose behalf this statement is filed is individually eligible to use this statement and acknowledges that he or it is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 3rd day of February, 2012.

PERPETUAL INDUSTRIES INC.

/s/ Doug Greig
Doug Greig, General Manager of Operations

/s/ Brent W. Bedford
Brent W. Bedford, individually